UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________

FORM 8-K
______________

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 16, 2017

CHINA XD PLASTICS COMPANY LIMITED
(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-34546	04-3836208
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

No. 9 Dalian North Road, Haping Road Centralized Industrial Park, Harbin Development Zone, Heilongjiang Province, PRC 150060
(Address of Principal Executive Offices)

(86) 451-8434-6600
(Registrant's Telephone Number, Including Area Code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On February 17, 2017, China XD Plastics Company Limited (the "Company") issued a press release announcing that its board of directors (the "Board") has received a preliminary non-binding proposal letter, dated February 16, 2017, from its Chairman and Chief Executive Officer, Mr. Jie Han ("Mr. Han"), XD. Engineering Plastics Company Limited ("XD Engineering"), a company incorporated in the British Virgin Islands and wholly owned by Mr. Han, and MSPEA Modified Plastics Holding Limited, an affiliate of Morgan Stanley Private Equity Asia III, Inc. (collectively, the "Buyer Consortium"), to acquire all of the outstanding shares of common stock of the Company not already beneficially owned by the Buyer Consortium in a "going-private" transaction (the "Transaction") for US$5.21 per share of common stock in cash. This price represents a premium of approximately 28.6% to the Company's closing price on February 15, 2017, and a premium of approximately 29.3% to the average closing price during the last 30 trading days. The proposal letter states that the Buyer Consortium expects that the Board will appoint a special committee of independent directors to consider the proposal and make a recommendation to the Board. The proposal letter also states that the Buyer Consortium will not move forward with the proposed Transaction unless it is approved by such a special committee, and the proposed Transaction will be subject to a non-waivable condition requiring approval by majority shareholder vote of shareholders other than the Buyer Consortium members.  The Buyer Consortium currently beneficially owns approximately 74% of the issued and outstanding shares of common stock of the Company on a fully diluted and as-converted basis.

The Board has established a special committee (the "Special Committee") of disinterested directors to consider the proposal The Special Committee is composed of the following independent directors of the Company: Mr. Lawrence W. Leighton, Mr. Feng Li, and Mr. Linyuan Zha, with Mr. Leighton serving as chairperson of the Special Committee. The Special Committee will be responsible for evaluating, negotiating and recommending to the Board any proposals involving a strategic transaction by the Company with one or more third parties. The Special Committee intends to retain advisors, including an independent financial advisor, to assist in the evaluation of the proposal and any additional proposals that may be made by the Buyer Consortium.

The Special Committee cautions the Company's shareholders and others considering trading in its securities that the Special Committee has not made any decisions with respect to the Company's response to the proposal. There can be no assurance that any definitive offer will be made by the Buyer Consortium or any other person, that any definitive agreement will be executed relating to the proposed Transaction, or that this or any other transaction will be approved or consummated.

A copy of the press release is filed herewith as Exhibit 99.1 to this current report on Form 8-K and is incorporated herein by reference.

Item 9.01        Financial Statements and Exhibits.

(d)	Exhibits.
Exhibit No.	Exhibit Description
99.1	Press Release dated February 17, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 17, 2017

CHINA XD PLASTICS COMPANY LIMITED

	By:	/s/ Jie Han
	Name:	Jie HAN
	Title:	Chief Executive Officer